Calculation of Filing Fee Tables
S-8
MARKEL GROUP INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, with no par value	Other	10,000	$ 1,656.655	$ 16,566,550.00	0.0001531	$ 2,536.34
Total Offering Amounts:						$ 16,566,550.00		$ 2,536.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,536.34
Offering Note
[1]	Note 1.a: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this registration statement on Form S-8 (the Registration Statement) also covers such indeterminate amount of additional securities that may be offered or sold pursuant to the terms of the Costa Farms, LLC 401(k) Plan that provide for a change in the amount or type of securities being offered or sold to prevent dilution as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above. Note 1.b: Proposed Maximum Offering Price per Unit is estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the Registrant's Common Shares on the New York Stock Exchange as of a specified date (November 8, 2024) within five business days of the date of filing of this Registration Statement.